UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 Amendment No. 4

                    Under the Securities Exchange Act of 1934


                                 Glowpoint, Inc.
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                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
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                         (Title of Class of Securities)

                                    379887102
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                                 (CUSIP Number)

                                December 31, 2005
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             (Date of Event Which Requires Filing of this Statement)


             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [X]   Rule 13d-1(b)
                        Rule 13d-1(c)
                        Rule 13d-1(d)


             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the abilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 379887102               SCHEDULE 13G               Page 2 of 5 Pages

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1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                North Sound Capital LLC (1)
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a)[x]
                                                              (b)[ ]
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3       SEC USE ONLY
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4       CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
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                           5      SOLE VOTING POWER
    NUMBER OF                       0
     SHARES                ----------------------------------------------------
  BENEFICIALLY             6      SHARED VOTING POWER
   OWNED BY                         3,925,423
     EACH                  ----------------------------------------------------
   REPORTING               7      SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                  ----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER
                                    3,925,423
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9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                3,925,423
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10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                [ ]
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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                9.1%
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12      TYPE OF REPORTING PERSON*
                IA
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(1)  The Reporting Person may be deemed the beneficial owner of the shares in its capacity as the managing member of North Sound Legacy Institutional Fund LLC and the investment advisor of North Sound Legacy International Ltd. (the "Funds"), who are the holders of such shares. As the managing member or investment advisor, respectively, of the Funds, the Reporting Person has voting and investment control with respect to the shares of common stock held by the Funds. The ultimate managing member of North Sound Capital LLC, the Reporting Person, is Thomas McAuley.

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CUSIP No. 379887102               SCHEDULE 13G               Page 3 of 5 Pages

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Item 1(a).        Name of Issuer:
                   Glowpoint, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  225 Long Avenue
                  Hillside, NJ 07295

Item 2(a).        Name of Person Filing.
Item 2(b).        Address of Principal Business Office or, if None, Residence.
Item 2(c).        Citizenship.

                  North Sound Capital LLC
                  20 Horseneck Lane
                  Greenwich, CT 06830
                  Delaware limited liability company

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $0.0001 per share

Item 2(e).        CUSIP Number:

                  379887102

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  [X] An investment adviser in accordance with
                      ss.13d-1(b)(1)(ii)(E).

Item 4.           Ownership.

                  The following is information regarding the aggregate number and percentage of the class of securities of the issuer i dentified in Item 1:

                  (a) Amount beneficially owned: 3,925,423

                  (b) Percent of Class: 9.1%

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or direct the vote: 0

                           (ii) shared power to vote or direct the vote:
                                3,925,423

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CUSIP No. 379887102               SCHEDULE 13G               Page 4 of 5 Pages

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                           (iii) sole power to dispose or direct the
                                 disposition of: 0

                           (iv) shared power to dispose or direct the
                                disposition of: 3,925,423

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certification.

                  Certification pursuant to ss.240.13d-1(b):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 379887102               SCHEDULE 13G               Page 5 of 5 Pages

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 13, 2006


                                 NORTH SOUND CAPITAL LLC



                                 By: /s/ Thomas McAuley
                                     --------------------------
                                 Name: Thomas McAuley
                                 Title:Chief Investment Officer